UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    This filing consists of a letter being mailed on February 27, 2008 by the Steak n Shake Company ("the Company") to its shareholders with respect to the matters being voted on at the Annual Meeting of Shareholders to be held on March 7, 2008.  The Company has filed a definitive proxy statement with the SEC in connection with the Annual Meeting.

PROTECT YOUR INVESTMENT BY
VOTING THE ENCLOSED WHITE PROXY CARD TODAY

February 27, 2008

Dear Fellow Shareholder:

On February 14 we mailed you a letter asking that you wait to hear both sides before you voted on the issues in the 2008 Annual Meeting of Shareholders.  We mailed our proxy material to you on February 21.  We encourage you to read these materials carefully and to vote FOR the Board’s nine director nominees, FOR the ratification of Deloitte & Touche as the Company’s auditors and FOR the 2008 Equity Incentive Plan.  We are enclosing another copy of the WHITE proxy card for your convenience.  Every vote matters at this important time for the Company.

As you know, a group of dissident shareholders calling themselves The Committee to Enhance Steak N Shake is conducting a proxy contest.  This group is led by a hedge fund managed by Sardar Biglari, who began investing in our company less than one year ago (the “Lion Fund”).

The Lion Fund’s recent communications show that it is not interested in you or the Company.  For the reasons below, and those we have previously articulated, we ask you to reject Lion Fund’s efforts, disregard any gold proxy he may have sent you and vote the enclosed WHITE proxy card today (either by signing and returning it, voting via telephone or voting via the internet).

MESSRS. BIGLARI AND COOLEY DO NOT HAVE ANY EXPERIENCE RUNNING A COMPANY LIKE STEAK N SHAKE.

As we have outlined in other communications with you, the Company has been implementing important initiatives to improve store-level execution and increase guest traffic which we believe will enhance the Company's brand and improve its financial performance.  Mr. Biglari's criticism of the two directors he seeks to replace, the Company’s Chairman, Alan Gilman, and Lead Independent Director, Jim Williamson, is nothing more than the fact that each has been CEO of the Company.  Both have made substantial contributions to the Company and shareholder value for many years.  Moreover, as previously announced, the Company is searching for a new CEO.

In contrast, Mr.Biglari and his fellow nominee, Philip Cooley, have no experience running a company such as Steak N Shake.  They obtained positions on the board of Western Sizzlin', a franchise business in which the company does not operate any of its own restaurants.  In short, Mr. Biglari has not shown that he or Mr. Cooley will bring any direct restaurant operating experience to the Board of Directors and Company management to improve operations, achieve better financial results and increase shareholder value.

THE PROXY CONTEST SHOWS THAT LION FUND IS NOT INTERESTED IN SHAREHOLDER VALUE, BUT INSTEAD INTENDS TO PURSUE ITS OWN AGENDA.

To avoid a costly disruptive proxy fight, your Board of Directors offered Lion Fund the two seats it seeks on an eleven person Board.  That would have provided Lion Fund with 18% of the Board representation – more than twice its ownership percentage.  Lion Fund rejected our offer and is proceeding with its plans to replace two of the Company’s most experienced directors.  Moreover, as shown in the following statement from Lion Fund’s proxy materials, Lion Fund expects to spend your money on seats it could have had for free.  As it admits:

“Costs of this solicitation of proxies are currently estimated to be approximately $300,000.  The Committee estimates that through the date hereof, its expenses in connection with this solicitation are approximately $175,000.  We intend to seek reimbursement from the Company of all expenses we incur in connection with the solicitation of proxies for the election of the Nominees to the Board at the Annual Meeting.”

The Company is likely to spend a similar amount in defending this unnecessary proxy fight.  We think these actions show that the Lion Fund is pursuing its own agenda and not the interests of all shareholders.

LION FUND’S ARGUMENTS ARE BASED ON UNSUPPORTED ASSERTIONS.

Assertions About Current Leadership

Lion Fund says it is not trying to take control of the Company and instead “needs” to replace the Company’s Chairman and Interim Chief Executive Officer, Alan Gilman, and Lead Independent Director, Jim Williamson with its own nominees.  Lion Fund asserts that they are the “main source of the Company’s problems.”  Lion Fund reached this conclusion having never met or even spoken with Mr. Williamson, having never attended a Board meeting, having been an investor in the Company for less than a year, and after having a single non-substantive meeting with Mr. Gilman.

In contract, Mr. Williamson served as CEO of the Company from 1985 through 1991 and has participated in the Board from 1985 through the present.  During his tenure as CEO he helped solidify the Company’s financials and prepare it for growth.  Mr. Gilman served as CEO during the Company’s significant growth from 1992 through 2003, a period during which the number of Steak n Shake restaurants grew from 120 to 413 and revenue grew from $127 million to $499 million.  What operational experience do Lion Fund’s nominees have?  They have less than two years of experience at Western Sizzlin’ during which they converted it to a wholly franchised model and used the proceeds to take positions in other restaurant companies, an action that has its own governance issues.  They have absolutely no experience running a company that has a significant number of owned restaurants, however.

Assertions About Board Share Ownership

Lion Fund also asserts that the Board does not have an investment in the Company and that incumbent directors “have been net sellers over the past several years, disposing [sic] a considerable amount of their holdings.” The facts are:

•	Only three nominees have sold stock in the past few years (and these three continue to retain individual ownership of over 300,000 shares).

•	Every nominee owns more stock than Mr. Biglari owns personally.

•	Mr. Gilman is the Company’s second largest individual shareholder and has never sold a share of his Steak N Shake stock.

•	Mr. Williamson is the Company’s third largest individual shareholder.

•	The Board, in general, and Messrs. Gilman and Williamson, in particular, have more of their personal assets tied to the Company’s success than does Mr. Biglari.

Lion Fund’s argument that the Board’s interests are somehow not aligned with shareholders simply ignores the facts.

Assertions About the Basis for the Company’s Performance

In its February 21 letter the Lion Fund concludes that “the company is handicapped by a lack of leadership, lack of execution, and lack of strategic direction from headquarters.”  It bases this conclusion on visits to “Steak n Shake restaurants and [conversations with] current and former employees, franchisees, shareholders, and other constituents.”

We do not know whom Mr. Biglari spoke to, but it was not our Board or our senior management team, which is working diligently to improve our performance by implementing significant G&A expense reductions, intensifying an integrated store level execution plan, implementing “Personalized Service” to support improvement in the guest experience, leveraging the point-of-sale food cost system to attempt to drive significant cost savings, simplifying the menu, improved fountain design, strategic marketing programs and select new product development.

Winning a Board Seat Should Not Entitle Lion Fund to Dominate the Board

Perhaps most disturbing is the Lion Fund’s assertionthat if it wins its short slate contest, it would have a mandate from shareholders to control the Company.  As it writes in its February 21 letter, “We are seeking your vote to replace Gilman and Williamson with the recommendation in my letter of January 23 outlining our plan for the company.  Our victory would be the basis on which the remaining directors are obliged to act to benefit you, the owners of the company.  Once elected, we are hopeful that the remaining directors will not take action against your wishes because doing so certainly is not in anyone’s best interests.  Otherwise, these directors would risk their reputation.”  The reality is that this election is not an endorsement of Lion Fund’s plans and it should not be.  The responsibilities of directors are to evaluate risks and opportunities and make decisions that are in the best interests of all shareholders.  Accordingly, if two Lion Fund representatives are elected to the Board they will have the same obligation that any other director has – to work with other members of the Board to further all shareholders’ interests, not just their own.

Lion Fund appears to be distancing itself from its plans to control the Board. On January 23, Lion Fund wrote that “. . . [we] are looking to replace the majority of the board with a new slate of directors.  Our plan is to obtain two board seats at the next annual meeting and then call a special meeting to vote on replacing most of the board.” Less than a month later, Lion Fund recharacterized its plan as follows: “I disclosed in my January 23 letter that it is our objective to replace Gilman and Williamson at the annual meeting and then seek to call a special meeting to make further changes in board composition.” Does it want to “replace the majority of the Board” or make “further changes in board composition?” The fact that you do not know what their plans are creates an unacceptable risk to shareholders of bringing them on the Board.

If the Lion Fund truly was interested in creating shareholder value it would commit to working collaboratively with the Board rather than making threats about changing directors.

LION FUND’S REJECTION OF THE 2008 EQUITY INCENTIVE PLAN WOULD HARM THE COMPANY’S SEARCH FOR A NEW CEO.

Lion Fund is recommending that you vote against the 2008 Equity Incentive Plan (“Plan”). The Plan is intended to align the interests of management with shareholders by enabling the Board to put a significant percentage of management’s pay “at risk” based on the Company’s stock price.

We are currently looking for a CEO to lead our operational turnaround.  Any compensation arrangement for a new CEO should make sure that a significant portion of his/her compensation includes equity-based incentives that would be at risk if he/she does not perform.  Similarly, we need to offer long-term equity to attract and retain other senior leaders. If Lion Fund had its way, the new equity plan we need would make that objective impossible and severely impair the Company’s ability to obtain talented leadership at the CEO position.

PROTECT YOUR INVESTMENT BY VOTING THE ENCLOSED WHITE PROXY CARD TODAY.

We understand that shareholders are disappointed with the decrease in the value of their investment.  As fellow shareholders, your Board and management team share your disappointment.  However, we do not believe giving Lion Fund an opportunity to disrupt the Board and further its goal of controlling your company is the right way to maximize shareholder value.  We hope that you will agree with us and urge you to vote the WHITE proxy card at your earliest convenience.

If you have any questions about our campaign or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at proxy@mackenziepartners.com.

Your Board and management team thank you in advance for your support.

Sincerely,

The Board of Directors,
The Steak n Shake Company